Exhibit 3.1

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS

OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF

CICERO INC.

(Pursuant to Section 151 of the Delaware General Corporation Law)

Cicero Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies that, pursuant to the authority conferred upon the Board of Directors of the Company (the “Board of Directors” or the “Board”) by the Company’s Certificate of Incorporation and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, the Board of Directors, at a meeting, held on December 21, 2009, adopted the following resolution (which has not been modified, altered or amended and is presently in full force and effect) providing for the designation, rights, preferences, qualifications, limitations and restrictions of Series B Preferred Stock (as defined below):

WHEREAS, the Certificate of Incorporation of the Company authorizes ten million (10,000,000) shares of preferred stock, par value $.001 per share, of the Company (the “Preferred Stock”) issuable from time to time in one or more series; and

WHEREAS, the Board of Directors is authorized by the Certificate of Incorporation to establish and fix from time to time the number of shares to be included in any series of Preferred Stock and the designation, preferences and rights of the shares of each such series and the qualifications, limitations and restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors deems it advisable to, and hereby does, designate Series B Convertible Preferred Stock, par value $.001 per share, and fixes and determines the rights, preferences, qualifications, limitations and restrictions relating to such Series B Convertible Preferred Stock as follows:

1.

Designation and Amount; Rank.

(a)

Designation and Amount.  The shares of Preferred Stock created hereby shall be designated the “Series B Convertible Preferred Stock” (the “Series B Preferred Stock”) and the authorized number of shares constituting such series shall be 28,000 shares. The rights, preferences, qualifications, limitations, restrictions and other matters relating to the Series B Preferred Stock are as set forth herein.

(b)

Rank.  The Series B Preferred Stock shall rank, with respect to dividend rights and rights upon any voluntary or involuntary liquidation, dissolution or winding up of the Company (each, a “Liquidation Event”), (a) senior in preference and priority to the common stock, par value $.001, of the Company (the “Common Stock”) and any other class or series of equity security established and designated by the Board of Directors the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity with the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Junior Securities”), (b) on parity, without preference or priority, with the outstanding series of Preferred Stock that is designated as “Series A-1 Preferred Stock”, par value $.001, of the Company (the “Series A-1 Preferred Stock”) and each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks on parity, without preference or priority to, the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Parity Securities”), and (c) junior in

  Exhibit 3.1

preference and priority to each other class or series of equity security established and designated by the Board of Directors the terms of which expressly provide that it ranks senior in preference or priority to the Series B Preferred Stock with respect to dividend rights and rights upon a Liquidation Event (collectively, “Senior Securities”).

2.

Dividends.

(a)

Rate.  Dividends at the rate per annum of eight percent (8%) of the Series B Original Issue Price (as hereinafter defined) per share shall accrue on shares of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series B Preferred Stock) (the “Accruing Dividends”).  Accruing Dividends shall accrue on each share of Series B Preferred Stock from the date on which such share of Series B Preferred Stock is issued by the Company (the “Original Issue Date”), and shall accrue from day to day until paid, whether or not declared, and shall be cumulative; provided, however, that except as set forth in subsection (b) of this Section 2, such Accruing Dividends shall be payable only when, as, and if declared by the Board of Directors, and the Company shall be under no obligation to pay such Accruing Dividends.  No accumulation of dividends on the Series B Preferred Stock shall bear any interest.  Notwithstanding the foregoing, the provisions of this Section 2(a) may be waived, in whole or in part, with the consent of the holders of a majority of the issued and outstanding shares of Series B Preferred Stock voting together as a separate class.  The “Series B Original Issue Price” shall mean $150.001 per share, subject to adjustment in the event of any recapitalization, stock dividend, stock split, combination or other similar event with respect to the Series B Preferred Stock.

(b)

Priority of Dividends. So long as any share of Series B Preferred Stock remains outstanding, unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) a dividend on each outstanding share of Series B Preferred Stock in an amount at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series B Preferred Stock and not previously paid has been paid in full or declared and set aside for payment to the holders of shares of Series B Preferred Stock, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Securities, other than a dividend payable solely in Junior Securities, (ii) no shares of Junior Securities shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Junior Securities for or into Junior Securities, or the exchange or conversion of one share of Junior Securities for or into another share of Junior Securities, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company, and (iii) no shares of Parity Securities shall be purchased, redeemed or otherwise acquired for consideration by the Company, directly or indirectly (other than as a result of a reclassification of Parity Securities for or into Parity Securities or Junior Securities, or the exchange or conversion of one share of Parity Securities for or into another share of Parity Securities or for or into Junior Securities, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Securities or Junior Securities), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Company, otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Securities; provided, however, that the foregoing restrictions shall not apply to Permitted Repurchases.   For purposes hereof, a “Permitted Repurchase” shall mean the repurchase by the Company of shares of Common Stock or Preferred Stock held by employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Company or a
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1

On a one-for-one basis, the equivalent of $0.15 per share.

  Exhibit 3.1

subsidiary that are subject to restricted stock purchase agreements or stock option exercise agreements under which the Company has the option to repurchase such shares: (i) at such price as is set forth in an agreement between the holder and the Company, approved by the Board of Directors, upon the occurrence of certain events, such as the termination of employment or services; or (ii) at any price pursuant to the Company’s exercise of a right of first refusal to repurchase such shares.  Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on any Junior Securities from time to time out of any funds legally available therefor, and the holders of shares of Series B Preferred Stock shall not be entitled to participate in any such dividends.

3.

Liquidation.

(a)

Series B Liquidation Preference.  In the event of any Liquidation Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of any Junior Securities by reason of their ownership thereof, an amount per share equal to the Series B Original Issue Price plus any dividends accrued or declared but unpaid thereon as of the date of such Liquidation Event (the “Liquidation Preference”).  If upon any such Liquidation Event the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled under this Section 3, the holders of shares of Series B Preferred Stock and Parity Securities shall share ratably in any distribution of the assets available for distribution in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

(b)

Distribution to Holders of Common Stock, Series A-1 Preferred Stock, and Series B Preferred Stock.  Upon a Liquidation Event, after the payment (or the setting aside for payment or distribution) of all preferential amounts required to be paid to the holders of any Senior Securities, the holders of shares of Series B Preferred Stock, and the holders of any shares of Series A-1 Preferred Stock and any other Parity Securities, the remaining assets (if any) of the Company available for distribution to its stockholders shall be distributed first to the holders of any Junior Securities entitled to a liquidation preference in payment of the aggregate liquidation preference of all such holders and then to the holders of Common Stock, and the holders of Series B Preferred Stock shall not be entitled to any further participation in any distribution of assets by the Company by reason of their ownership thereof.

(c)

Consolidation, Merger, Etc.  A consolidation or merger of the Company with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Company in one or a series of related transactions or the effectuation by the Company of a transaction or series of related transactions in which more than fifty percent (50%) of the voting power of the Company is disposed, shall be deemed to be a Liquidation Event within the meaning of this Certificate of Designations, in each case, unless the holders of a majority of the outstanding Series B Preferred Stock elect not to treat such event as a Liquidation Event; provided, that, as a result of such consolidation, merger or similar transaction or series of transactions (each, a “Combination Transaction”) in which the Company is a constituent corporation or a party, the voting securities of the Company that are outstanding immediately prior to the consummation of such Combination Transaction (other than any such securities that are held by an “Acquiring Stockholder”, as defined below) do not represent, or are not converted into, securities of the surviving corporation of such Combination Transaction (or such surviving corporation’s parent corporation if the surviving corporation is owned by the parent corporation) that, immediately after the consummation of such Combination Transaction, together possess at least a majority of the total voting power of all securities of such surviving corporation (or its parent

  Exhibit 3.1

corporation, if applicable) that are outstanding immediately after the consummation of such Combination Transaction, such outstanding securities of such surviving corporation (or its parent corporation, if applicable) expressly include securities that are held by the Acquiring Stockholder.  For purposes of this Section 3(c), an “Acquiring Stockholder” means a stockholder or stockholders of the Company that (i) merges or combines with the Company in such Combination Transaction or (ii) owns or controls a majority of another corporation that merges or combines with the Company in such Combination Transaction.  Notwithstanding the foregoing, the sale by the Company of securities in an equity financing shall not be deemed a Combination Transaction.

(d)

Non-Cash Distributions.  In any Liquidation Event, if proceeds received by the Company or its stockholders are other than cash, the value of such non-cash consideration shall be determined in good faith by the Board of Directors.

4.

Voting Rights.

(a)

General.  Except as otherwise expressly provided in this Certificate of Designations or as otherwise required by law, (a) each holder of Series B Preferred Stock shall be entitled to vote on all matters submitted to a vote of the stockholders of the Company and shall be entitled to that number of votes equal to the number of shares of Common Stock into which such holder's shares of Series B Preferred Stock could then be converted at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited, and (b) the holders of shares of Series B Preferred Stock, Series A-1 Preferred Stock and Common Stock shall vote together (or tender written consents in lieu of a vote) as a single class on all matters submitted to the stockholders of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares of Common Stock into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number. In connection with the foregoing, the Company shall provide each holder of Series B Preferred Stock with prior notification of any meeting of the stockholders (and copies of proxy materials and other information sent to stockholders) at the same time such notice and materials are provided to the holders of Common Stock.

(b)

Series B Protective Provisions.  Until such time as the Company consummates at least an additional $5,000,000.00 equity financing from institutional or strategic investors, the approval of the holders of at least 2/3 of the outstanding shares of the Series B Preferred Stock voting together separately as a class will be required for:

(i)

the merger, sale of all, or substantially all of the assets or intellectual property, recapitalization, or reorganization of the Company, unless such action (i) results in a paid per share amount distributable to holders of Common Stock equal to at least $0.452 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) and (ii) has received the prior approval of the Board of Directors;

(ii)

the authorization or issuance of any equity security having any right, preference or priority superior to or on parity with the Series B Preferred Stock (excluding debt not convertible into any such Senior Security or Parity Security);

(iii)

the redemption, repurchase or acquisition, directly or indirectly, through subsidiaries or otherwise, of any equity securities (other than Permitted Repurchases or a repurchase of the Series B Preferred Stock) or the payment of dividends or other distributions on equity securities by the Company (other than on the Series B Preferred Stock);

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2   To be equivalent to 3X the Original Issue Price.

  Exhibit 3.1

(iv)

any amendment or repeal of any provision of the Company’s Certificate of Incorporation or By-laws that would adversely affect the rights, preferences, or privileges of the Series B Preferred Stock;

(v)

a significant change in the principal business of the Company as conducted on the Original Issue Date;

(vi)

the making of any loan or advance to any entity other than in the ordinary course of business, unless such entity is wholly owned by the Company;

(vii)

the making of any loan or advance to any person, including, without limitation, any employee or director of the Company or any subsidiary, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board of Directors and the holders of the Series B Preferred Stock;

(viii)

the guarantee, directly or indirectly, of any indebtedness or obligations, except for trade accounts and other obligations of any subsidiary; or

(ix)

the liquidation, dissolution or winding-up of the business and affairs of the Company, the effectuation of any Liquidation Event, or the consent to any of the foregoing, unless such action (i) results in a paid per share amount distributable to holders of Common Stock equal to at least $0.453 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Common Stock) and (ii) has received the prior approval of the Board of Directors.

5.

Conversion.  The holders of Series B Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)

Optional Conversion.  Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion.  The conversion price at which shares of Common Stock shall be deliverable upon conversion of Series B Preferred Stock without the payment of additional consideration by the holder thereof (the “Conversion Price”) shall initially be $0.154.  Such initial Conversion Price, and the rate at which shares of Series B Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b)

Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Company at its election shall either (i) pay cash equal to the product (calculated to the nearest cent) of such fraction and the then-effective Conversion Price, or (ii) issue one whole share of Common Stock for each fractional share to which the holder would otherwise be entitled.

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3   To be equivalent to 3X the Original Issue Price.

4   To be based on the Original Issue Price.

  Exhibit 3.1

(c)

Mechanics of Conversion.

(i)

In order for a holder of Series B Preferred Stock to convert shares of Series B Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the transfer agent for the Series B Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series B Preferred Stock represented by such certificate or certificates.  Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued.  If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing.  The Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon a conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”) and such shares of Series B Preferred Stock shall thereupon be converted, without further action, into the number of shares of Common Stock provided for in this Section 5, and such number of shares of Common Stock into which the Series B Preferred Stock is converted shall thereupon be deemed to have been issued to such holder(s) or nominee(s) of such holder(s) of the Series B Preferred Stock.

(ii)

The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series B Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share (if applicable).  Notwithstanding the foregoing, if the Company’s transfer agent is participating in the Depository Trust Company ("DTC") Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to promptly electronically transmit the Common Stock issuable upon conversion to the holder by crediting the account of the holder or its nominee with DTC through its Deposit Withdrawal Agent Commission system ("DTC Transfer"). If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided above to the holder physical certificates representing the Common Stock issuable upon conversion. Further, a holder may instruct the Company to deliver to the holder physical certificates representing the Common Stock issuable upon conversion in lieu of delivering such shares by way of DTC Transfer.

(iii)

The Company shall at all times when the Series B Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series B Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

  Exhibit 3.1

(iv)

On the Conversion Date, all shares of Series B Preferred Stock which have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote and the accrual of dividends thereon, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefore (and cash, if any, with respect to any fractions of a share as provided in Section 5).

(v)

If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may at the option of any holder tendering Series B Preferred Stock for conversion, be conditioned upon the closing with the underwriter of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of Series B Preferred Stock shall not be deemed to have converted such Series B Preferred Stock until immediately prior to the closing of the sale of securities.

(d)

Adjustment for Stock Splits and Combinations.  If the Company shall at any time or from time to time after the Original Issue Date effect a subdivision of the outstanding Common Stock, whether by way of a stock split or a stock split by way of a stock dividend, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased.  If the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased.  Any adjustment under this subsection shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)

Adjustment for Certain Dividends and Distributions.  In the event the Company at any time, or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(i)

the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)

the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions.

(f)

Adjustments for Other Dividends and Distributions.  In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock (other than as otherwise adjusted in this Section 5), in cash otherwise than out of retained earnings, in stock or other securities of other persons, in

  Exhibit 3.1

evidences of indebtedness issued by the Company or other persons, in assets (excluding cash dividends) or in options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Company convertible into or exchangeable for Common Stock), then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities and other assets of the Company that they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the Conversion Date, retained such securities and other assets receivable by them as aforesaid during such period giving application to all adjustments called for during such period (subject to all other adjustments called for during such period under this Section 5), under this paragraph with respect to the rights of the holders of Series B Preferred Stock.

(g)

Adjustment for Reclassification, Exchange, or Substitution.  If the Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

(h)

Adjustment for Merger or Reorganization or Sale of Assets.  Subject to Section 3, in case of any consolidation or merger of the Company with or into another corporation or other entity or the sale of all or substantially all of the assets of the Corporation to another corporation or other entity, each share of Series B Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such Series B Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions set forth in this Section 5 with respect to the rights and interest thereafter of the holders of Series B Preferred Stock, to the end that the provisions set forth in this Section 5 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series B Preferred Stock.

(i)

No Duplication.  If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this Section 5 in a manner such that adjustments are duplicative, only one such adjustment shall be made.

(j)

No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, purposefully avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series B Preferred Stock against impairment.

 (k)

Certificate as to Adjustments.  Upon the occurrence of each adjustment of the Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such

  Exhibit 3.1

adjustment in accordance with the terms hereof and, in the case of adjustments amounting to a more than five percent (5%) change in the Conversion Price, furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.  The Company shall, upon the written request at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series B Preferred Stock.

(l)

Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Company shall mail to each holder of Series B Preferred Stock at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken of the purpose of such dividend or distribution.

6.

Automatic Conversion.

(a)

Automatic Conversion of Series B Preferred Stock.  Notwithstanding anything herein to the contrary, each outstanding share of Series B Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate determined pursuant to Section 5 upon the earlier to occur of the following events (each, an “Automatic Conversion Triggering Event”): (i) the Company consummates at least an additional $5,000,000 equity financing from institutional or strategic investors; and/or (ii) the Company has four (4) consecutive quarters of positive cash flow as reflected on the Company’s financial statements prepared in accordance with generally accepted accounting principles and filed with the Securities and Exchange Commission.  The foregoing automatic conversion shall be effective upon the occurrence of the applicable Automatic Conversion Triggering Event (the “Automatic Conversion Date”), notwithstanding that the holders of Series B Preferred Stock may not receive notice of conversion until after the Automatic Conversion Date.

(b)

Mechanics of Automatic Conversion.  In the event of an automatic conversion pursuant to this Section 6, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent, and provided further that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series B Preferred Stock are either delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.  If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly authorized in writing.  As soon as reasonably practicable after the date of such automatic conversion and the surrender of the certificate or certificates for Series B Preferred Stock, the Company shall cause to be issued and delivered to such holder a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and cash, if any, as provided in Section 5 in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.  Notwithstanding the foregoing, if the Company’s transfer agent is participating in the DTC Fast Automated Securities Transfer program, and so long as the certificates therefore do not bear a legend, and the holder thereof is not then required to return such certificate for the placement of a legend thereon, the Company shall cause its transfer agent to effect a DTC Transfer. If the aforementioned conditions to a DTC Transfer are not satisfied, the Company shall deliver as provided

  Exhibit 3.1

above to the holder physical certificates representing the Common Stock issuable upon conversion.  On the Automatic Conversion Date, all rights with respect to the Series B Preferred Stock so converted, including the rights, if any, to receive notices and vote and the accrual of dividends thereon, shall immediately cease and terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Series B Preferred Stock has been converted (and cash, if any, with respect to any fraction of a share as provided in Section 5).

7.

Miscellaneous.

(a)

No Pre-emptive Rights.  No Holder of Series B Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any pre-emptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or any other shares, rights, options or other securities of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

(b)

Waiver.  Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the holders thereof) upon the written consent of the holders of not less than a majority of the shares of Series B Preferred Stock then outstanding, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage shall be required.

(c)

Retirement and Cancellation of Shares.  Shares of Series B Preferred Stock which have been converted or otherwise cancelled shall be deemed to have been retired and cancelled and, following the filing of any certificates required by applicable law, have the status of authorized and unissued shares of Series B Preferred Stock.

(d)

Lost or Stolen Certificates. Upon receipt by the Company of (i) evidence of the loss, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Company, or (z) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Company shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date. However, the Company shall not be obligated to reissue such lost or stolen Series B Preferred Stock Certificate(s) if the holder contemporaneously requests the Company to convert such Series B Preferred Stock.

(e)

Severability. If any provision of this Certificate of Designations shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Certificate of Designations.

(f)

Captions.  The caption headings of the sections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(g)

Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by responsible overnight carrier or by confirmed facsimile, and shall be effective five (5) days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by responsible overnight carrier or confirmed facsimile, in each case addressed to a party. The addresses for such

  Exhibit 3.1

communications are: (i) if to the Company to Cicero Inc., 8000 Regency Parkway, Cary, NC 27511 Telephone: (919) 380-5000, Facsimile: (919) 380-5121, Attention: John P. Broderick, and (ii) if to any holder to the address set forth on the Company’s stock transfer records, or such other address as may be designated in writing hereafter, in the same manner, by such person.

(h)

No Other Rights.  The Series B Preferred Stock shall not have any relative, participating, optional or other special rights or powers except as set forth herein or as may be required by law.

  Exhibit 3.1

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed and acknowledged by it undersigned duly authorized officer this 8th day of January, 2010.

CICERO INC

By:	/s/
Name: John Broderick
Title: CEO/CFO

  Exhibit 3.1